CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2014 relating to the financial statements and financial highlights of USA MUTUALS, comprising the Barrier Fund (formerly known as the Vice Fund) and the Generation Wave Growth Fund (the “Funds”), for the year ended March 31, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 23, 2014

Registered with the Public Company Accounting Oversight Board